PRESS RELEASE
FOR IMMEDIATE RELEASE

PACIFIC COAST NATIONAL BANCORP RECEIVES $4.1 MILLION FROM U.S. TREASURY

SAN CLEMENTE, CA – (January 16, 2009) – Pacific Coast National Bancorp, parent corporation of Pacific Coast National Bank, a specialist in family-owned and small businesses, today announced that it has received $4,120,000 from the U.S. Treasury through the sale of 4,120 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as part of the federal government’s TARP Capital Purchase Program.  In connection with that transaction, the Company also issued to the U.S. Treasury, upon its exercise of a warrant issued by the Company, 206 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series B.  Shareholders approved an amendment to the Company’s articles of incorporation yesterday authorizing the issuance of preferred stock by the Company.

“We are pleased that our shareholders gave us the approval needed to be able to participate in this important program,” said President and Chief Executive Officer Michael S. Hahn.  Mr. Hahn added that, “The proceeds of this investment will increase our capacity to lend and support economic activity in our market area, while at the same time enable us to maintain our well-capitalized status.  We believe our participation in the Treasury’s Capital Purchase Program was a prudent step in this uncertain economic environment.”

The Series A Preferred Stock pays a cash dividend of 5% per year for the first five years and 9% per year thereafter.  The Series B Preferred Stock pays a cash dividend of 9% per year from the date of issuance.  The relatively small number of Series B shares will result in a combined effective cash dividend rate of 5.4% for the first five years.  The preferred shares are redeemable by the Company after three years at 100% of the issue price, subject to the approval of the Federal Reserve Board.  Earlier redemptions of the preferred shares, which would also be at par and require prior regulatory approval, are conditioned on the Company raising additional equity capital in an amount equal to at least 25% of the amount of preferred shares issued to the U.S. Treasury.

About the Company

Pacific Coast National Bancorp was established in July 2003 and operates as a bank holding company for the Bank. Pacific Coast National Bank, established 2005, operates two full-service banking offices in San Clemente and Encinitas, California. The Bank is certified as a preferred lender under the Small Business Administration’s PLP program. As Advisors & Bankers to Family-Owned Businesses the Bank specializes in helping business owners grow their businesses and personal net worth. Clients always have full access to senior management, the Bank’s full-service branches, online cash management, remote deposit capture, and much more. For further information, visit the Bank’s website at www.pacificcoastnationalbank.com.

 Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including our ability to successfully deploy the proceeds received from Treasury’s investment in us pursuant to the Capital Purchase Program, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area competition, capital market conditions and other factors described from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.